Exhibit 8.1

October 23, 2007

Re:	Santander Finance Preferred, S.A. Unipersonal Offer to Exchange 6.50% Non-Cumulative Guaranteed Series 5 Preferred Securities

Santander Finance Preferred, S.A. Unipersonal
Ciudad Grupo Santander, Avenida de Cantabria
28660 Boadilla del Monte
Madrid, Spain

Ladies and Gentlemen:

We have acted as special United States counsel to Santander Finance Preferred, S.A. Unipersonal, a sociedad anónima of the Kingdom of Spain (the “Company”), in connection with the Company’s offer (the “Exchange Offer”) to exchange its 6.50% Non-Cumulative Guaranteed Series 5 Preferred Securities (the “Exchange Series 5 Preferred Securities”) for any and all of its outstanding 6.50% Non-Cumulative Guaranteed Series 5 Preferred Securities (the “Restricted Series 5 Preferred Securities”).  The Exchange Series 5 Preferred Securities will be guaranteed by Banco Santander, S.A. (the “Guarantor”) in accordance with the provisions of the Payment and Guarantee Agreement dated as of January 31, 2007, between the Company and the Guarantor.  This opinion is being furnished in accordance with the requirements of Item 601(b)(8) of Regulation S-K of the Securities Act of 1933, as amended (the “Act”).

We hereby confirm, as of the date hereof, our opinion set forth under the caption “Taxation ― Material U.S. Federal Income Tax Considerations” in the Prospectus dated October 23, 2007.

We are members of the Bar of the State of New York.  The foregoing opinion is based upon and limited to the United States federal tax laws as contained in the Internal Revenue Code of 1986, as amended, Treasury regulations, administrative decisions and court decisions as of the date of this opinion.

Santander Finance Preferred, S.A. Unipersonal	2	October 23, 2007

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form F-4.  The issuance of such consent does not concede that we are in the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,

/s/ Davis Polk & Wardwell